UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2011

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania (Address of Principal Executive Offices)		18015-1360 (Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2011, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved, subject to further approval by the full Board, the terms of the 2011 Management Incentive Plan (the “2011 MIP”) and the Long-Term Incentive Plan (the “LTIP”) for the Company’s senior management, which includes the Company’s principal executive officer, principal financial officer and other named executive officers. Based on the Committee’s recommendation, the terms of both the 2011 MIP and LTIP were approved by the Board on February 21, 2011.

2011 Management Incentive Plan.

The purpose of the 2011 MIP is to provide the Company’s senior management with the opportunity to receive incentive cash bonuses based on both the Company’s and each participant’s respective performance during 2011.

Pursuant to the 2011 MIP, incentive cash bonuses may be paid out of a cash pool to be funded based primarily on the Company’s achievement of certain financial and strategic objectives. For 2011, specific financial objectives were established for total revenues and the level of improvement in 2011 operating results compared to 2010. In addition, the 2011 MIP includes four strategic objectives which relate to the Company’s clinical and development programs and business development efforts. The objectives for revenues, improved operating results, and the strategic objectives as a group, will be weighted at 40%, 20% and 40%, respectively, in determining the pool amount.

Funding of the Bonus Pool

With respect to the revenue and improved operating results objectives, Threshold, Target and Maximum performance levels have been established for 2011. With respect to the strategic objectives, Threshold and Target performance levels have been established for all objectives for 2011 and a Maximum performance level has been established for two of the four strategic objectives for 2011. The Committee and Board have retained discretion to determine the Maximum performance level for the two remaining strategic objectives.

If the Company meets the Target performance levels for revenues, operating results improvement and the strategic objectives, then the pool would be funded at 100% of the aggregate target bonuses for all participants, which currently is approximately $2.1 million. If only the Threshold performance levels are achieved, then the pool would be funded at 50% of those aggregate target bonuses or approximately $1.05 million, and if the Maximum performance levels are achieved, then the pool would be funded at 150% of those aggregate target bonuses or approximately $3.15 million. A pro-rata adjustment to the amount of funding for the pool will be made where a specific performance level falls between the Threshold, Target and Maximum amounts. To the extent a particular performance level falls below Threshold, there would generally be no funding for that particular objective unless the Committee determines in its discretion that some level of funding is appropriate. The foregoing potential pool funding levels assume that each participant is rated as “Meets Expectations” for 2011. The Committee also may, in its discretion, approve a total pool funding of up to 200% of the aggregate target bonuses if it determines that the Company has achieved a breakthrough performance by substantially exceeding the objectives for 2011. The amount of total bonus pool funding will be adjusted to reflect the aggregate target bonuses for those individuals who are participants in the 2011 MIP at the time the bonuses are awarded. In addition, the Committee may make adjustments to the total pool funding to reflect the actual performance evaluations of the participants for 2011. The Committee’s determination of the total pool funding will be subject to approval by the Board and may be modified by the Board in the exercise of its discretion.

Payments from the Bonus Pool

Specific bonus payments from the pool to the Company’s senior management will depend on an evaluation of the participant’s achievement of individual performance objectives for 2011. Bonus payments will be based on the target bonus amounts set forth below, which are expressed as a percentage of annual base salary. The following targets were established with input from an independent executive compensation consultant engaged by the Committee, and are similar to bonus targets offered at medical diagnostic and healthcare companies comparable to the Company.

Title	Target Payouts (% of Base Salary)
Chief Executive Officer	70%
Chief Operating Officer/Chief Financial Officer	50%
Executive Vice President	40%
Senior Vice President	35%

Individual bonus awards reflect a weighted average measurement of each participant’s achievement of his or her individual performance objectives. Based on an assessment of individual performance, bonus payments of up to 150% of the participant’s target percentage may be awarded. Awards may be adjusted on a pro rata basis as determined in the Committee’s discretion to the extent any participant is employed for only a portion of the year. The Chief Executive Officer will recommend individual awards for all participants (other than himself) for approval by the Committee based on an assessment of each individual’s performance against his or her applicable performance objectives. The Committee shall recommend for Board approval any bonus award for the Chief Executive Officer based on an assessment of his performance against his individual performance objectives for 2011.

The Committee and the Board shall have the right in their sole discretion to reject any or all of the recommended bonus awards or approve different bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have or have not been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board.

Long-Term Incentive Plan (LTIP).

The purpose of the LTIP is to establish a framework for granting equity awards to the Company’s senior management that are performance-based and competitive in the marketplace. In addition, awards under the LTIP are intended to help align the actions of management with the interests of our stockholders.

Equity awards under the LTIP will be made on an annual basis, and are discretionary and subject to approval by the Committee and/or Board. Awards to individual participants under the LTIP will be based on an evaluation of a number of factors, including:

•	performance of the participant for the applicable year;

•	the participant’s level of responsibilities and relative contribution to the Company’s business;

•	a competitive assessment of awards at medical diagnostics and healthcare companies comparable to the Company;

•	history of equity awards to the participant; and

•	other factors deemed relevant by the Committee and/or Board.

Each participant’s individual performance for the applicable year will be evaluated against his or her individual performance objectives for that year. A fully satisfactory or “Meets Expectations” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis in the discretion of the Committee and/or the Board.

The value of an equity award will be calculated as a percentage of the participant’s annual base salary based on performance during the applicable year, pursuant to the following guidelines:

Title	Award as a % of Annual Base Salary
	Lower End	Target	Maximum
Chief Executive Officer	130%	175%	220%
Chief Operating Officer/Chief Financial Officer	90%	125%	160%
Executive Vice President	55%	75%	95%
Senior Vice President	55%	75%	95%

The ranges of percentages set forth above were established at levels that the Committee believes represent an appropriate long-term incentive compensation value for each executive, based on advice from an independent compensation consultant engaged by the Committee and an assessment of long-term incentive awards made at comparable medical diagnostic and healthcare companies. Awards under the LTIP will begin for performance during 2011 and will consist of 40% restricted stock and 60% stock options, based on the market value of the awards on the date of grant. Once the aggregate dollar value of an award has been established by applying the appropriate percentage to a participant’s base salary, the award will be converted into shares based on a valuation of the restricted stock and stock option portions of the award as of the date of grant. Restricted stock will be valued and converted based on the average of the high and low stock price on the grant date as reported on the NASDAQ Stock Market and stock options will be valued and converted based on a corresponding Black-Scholes value. Fractional shares will be rounded up to the next whole share.

Stock option awards granted under the LTIP will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which is calculated as described above. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

Awards may be adjusted on a pro rata basis as determined in the Committee’s discretion to the extent an employee is employed for only a portion of a year. The Chief Executive Officer will recommend individual awards for all participants (other than himself) to the Committee based on the factors described above. The Committee will evaluate the performance of the Chief Executive Officer and recommend for Board approval an appropriate award in accordance with the LTIP and such evaluation. All awards are discretionary and the Committee and Board may approve or disapprove any recommended award, in whole or in part, and may approve awards within or outside of the ranges indicated above, in their sole discretion based on circumstances occurring at the time of the award and other factors. Awards may also be proportionately adjusted if necessary to reflect burn rate limits, overhang targets or other restrictions set forth in applicable corporate governance and/or proxy advisory firm guidance.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: February 23, 2011	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary